                                                                       EXHIBIT 2

                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT (the "Agreement"), dated as of October 31, 1998, by and between Boole & Babbage, Inc., a Delaware corporation (the "Company"), and BMC Software, Inc., a Delaware corporation (the "Grantee").

                                    RECITALS

         The Grantee, the Company and Ranger Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Grantee ("Merger Sub"), propose to enter into an Agreement and Plan of Reorganization providing, among other things, for the merger of Merger Sub with and into the Company (the "Merger") with the Company as the surviving corporation.

         The Board of Directors of the Grantee has approved the Agreement and Plan of Reorganization, the Merger and this Agreement.

         The Board of Directors of the Company has approved the Agreement and Plan of Reorganization, the Merger and this Agreement and has recommended approval of the Agreement and Plan of Reorganization and the transactions contemplated thereby, including the Merger, by holders of common stock, par value $.001 per share, of the Company (the "Company Common Stock").

         As a condition and inducement to the Grantee's willingness to enter into the Agreement and Plan of Reorganization, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Agreement and Plan of Reorganization, the Company and the Grantee agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein are defined in the Agreement and Plan of Reorganization and are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

2. Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares equal to up to 19.0% of the shares of Company Common Stock outstanding as of the date hereof (as adjusted as set forth herein) (the "Option Shares"), at a purchase price per Option Share equal to the lesser of (i) $32.44 and (ii) the product of (x) 0.675 times (y) the average of the closing sales prices per share of BMC Common Stock, rounded to the nearest thousandth (.0005 being rounded to .001), as reported by the Nasdaq National Market on each of the three (3) trading days immediately preceding the exercise of the Option by the Grantee (the "Exercise Price").

3. Term. The Option shall become exercisable following the occurrence of an Exercise Event (as hereinafter defined) and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) the first anniversary of the receipt by the Grantee of written notice from the Company of the occurrence of an Exercise Event or (iii) termination of the Agreement and Plan of Reorganization prior to the occurrence of an Exercise Event (the "Option Term"). The rights and obligations set forth in Sections 7, 8, 9, 10 and 13 shall not terminate at the expiration of the Option Term, but shall extend to such time as is provided in those Sections.

4.               Exercise of Option.

         a. The Grantee may exercise the Option on one occasion only, in whole or in part, at any time during the Option Term following the occurrence of an Exercise Event; provided, however, that (i) the Grantee may exercise the Option following the occurrence of the Exercise Events set forth in
                 Section 4(b)(i) and 4(b)(ii) below only if (A) a meeting of the Company's stockholders at which a final vote is taken by such stockholders on a proposal to approve and adopt the Agreement and Plan of Reorganization and to approve the Merger shall have been held, and (B) the adoption and approval of the Agreement and Plan of Reorganization and the approval of the Merger by the holders of a majority of the shares of Company Common Stock outstanding as of the record date for such meeting of stockholders shall not have been obtained at such meeting; and (ii) notwithstanding the provisions set forth in
                 (A) above, the Grantee may also exercise the Option following the occurrence of the Exercise Event set forth in Section 4(b)(i) below if the Company fails to recommend rejection of any tender offer or exchange offer of the type referred to in
                 Section 4(b)(i) within the time period prescribed by Rule 14e-2 under the Exchange Act. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

         b. As used herein, an "Exercise Event" shall mean any of the following events:

                          (i) any Person (other than the Grantee or any affiliate of the Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such Person would own or control 20% or more of the then outstanding Company Common Stock;

                          (ii) any Person (other than the Grantee, the Company or any of their subsidiaries) shall have, subsequent to the date of this Agreement, acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "Group" (as such term is defined in

                 Rule 13d-3 under the Exchange Act) shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding Company Common Stock; or

                          (iii)   any event giving rise to a right of
                 termination under the Agreement and Plan of Reorganization under (A) Section 6.1.2 (breach) solely relating to a breach of Section 4.3.11 (Stockholders' Meeting), (B) Section 6.1.5 (change of recommendation) or (C) Section 6.1.10 (failure to obtain stockholder approval) if prior to the time of the meeting of the Company's stockholders at which a final vote is taken by such stockholders on a proposal to approve and adopt the Agreement and Plan of Reorganization and to approve the Merger, there is publicly announced by a third party (other than the Grantee or an affiliate of the Grantee) a proposal for Another Boole Transaction.

         c. If the Grantee wishes to exercise the Option, it shall send a written notice (the date of which being herein referred to as the "Notice Date") to the Company specifying
                 (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, however, that, if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable law, regulation or order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided, further, that, without limiting the foregoing, if prior notification to, or authorization of, any governmental authority is required in connection with such purchase, the Grantee and, if applicable, the Company shall promptly file the required notice or application for authorization and shall expeditiously process the same (and the Company shall cooperate with the Grantee in the filing of any such notice or application and the obtaining of any such authorization), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or
                 (ii) such authorization has been obtained and, in either event, any requisite waiting period has passed.

         d. Notwithstanding Section 4(c), in no event shall any Closing Date be more than 12 months after the related Notice Date, and, if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any required authorization of a governmental authority, the exercise of the Option effected on the Notice Date shall be deemed to have expired. If (i) the Grantee receives official notice that an authorization of any governmental authority required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required authorization of a governmental authority, (A) the Grantee (to the extent that a Repurchase Event shall have occurred) shall be entitled to exercise its right as set forth in Section 7 or (B) to the extent permitted by applicable law, the Grantee shall be entitled to exercise the Option in connection with the resale of the Company Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this Section 4 and Section 5 shall apply with appropriate adjustments to any such exercise in connection with such a resale.

5.               Payment and Delivery of Certificates.

         a. On each Closing Date, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

         b. At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Encumbrances, and Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

         c. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

                          THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF OCTOBER 31, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

         A new certificate or certificates evidencing the same number of shares of the Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

6.               Adjustment Upon Changes in Capitalization, Etc.

         a. In the event of any change in the Company Common Stock by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this
                 Section 6(a)), the number of shares of Company Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 15.9% of the number of shares of the Company Common Stock then issued and outstanding; provided, however, that the number of shares of Company Common Stock subject to the Option shall only be increased to the extent the Company then has available authorized but unissued and unreserved shares of Company Common Stock.

         b. If during the Option Term the Company shall enter into an agreement (i) to consolidate, exchange shares or merge with any Person, other than the Grantee or one of its affiliates, and, in the case of a merger, shall not be the continuing or surviving corporation, (ii) to permit any Person, other than the Grantee or one of its affiliates, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of its affiliates, then, and in each such case, proper provisions shall be made in the agreement governing such transaction so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee if the Grantee had exercised this Option immediately prior to such transaction or the record date for determining stockholders entitled to participate therein, as appropriate.

         c. The provisions of Sections 7, 8, 9, 10, 11 and 13 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

7.               Repurchase at the Option of Grantee.

         a. At any time during the Option Term, at the request of the Grantee made at any time after the first Repurchase Event (as hereinafter defined) and ending on the first anniversary thereof (the "Put Period"), the Company (or any successor thereto) shall repurchase from the Grantee (i) that portion of the Option that then remains unexercised and (ii) all (but not less than all) the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has beneficial ownership. The date on which the Grantee exercises its rights under this Section 7 is referred to as the "Grantee Request Date." Subject to Section 7(e), such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to the sum of:

                 i.               the aggregate exercise price paid (or, in the
                          case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by the Grantee for any Option Shares as to which the Option has theretofore been exercised and with respect to which the Grantee then has beneficial ownership;

                 ii.              the excess, if any, of the Applicable Price
                          (as defined below), over the Exercise Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by the Grantee for each Option Share as to which the Option has been exercised and with respect to which the Grantee then has beneficial ownership, multiplied by the number of such shares; and

                 iii.             the excess, if any, of (x) the Applicable
                          Price for each share of Company Common Stock over (y) the Exercise Price (subject to adjustment pursuant to Section 6), multiplied by the number of Option Shares as to which the Option has not been exercised.

         b.               If the Grantee exercises its rights under this
                 Section 7, the Company shall (to the extent permitted by law), within five business days (or as soon as permitted thereafter under applicable law) after the Grantee Request Date, pay the
                 Section 7 Repurchase Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder with respect to which the Grantee then has beneficial ownership, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 7, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Encumbrances.

         c. For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant a tender or exchange offer made for shares of Company Common Stock after the date hereof and on or prior to the Grantee Request Date, (ii) the price per share to be paid by any third Person for shares of Company Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to the Grantee Request Date, or (iii) the highest bid price per share of Company Common Stock as quoted on The Nasdaq National Market (or if Company Common Stock is not quoted on The Nasdaq National Market, the highest bid price per share as quoted on any other market comprising a part of The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source) during the 60 Business Days preceding the Grantee Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

         d. As used herein, a "Repurchase Event" means the occurrence of any Exercise Event specified in Section 4(b)(iii)(B) or 4(b)(iii)(C), in each case only if a Break-Up Fee has been paid or would be payable under Section 4.3.6.2 of the Agreement and Plan of Reorganization.

         e. Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 7 in a manner that would result in the cash payment to the Grantee of an aggregate amount under this
                 Section 7 of more than $30.0 million, including the amount, if any, paid to the Grantee pursuant to Section 4.3.6.2 of the Agreement and Plan of Reorganization; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

8.               Repurchase at the Option of the Company.

         a. Unless the Grantee shall have previously exercised its rights under Section 7, at the request made by the Company at any time during the six-month period commencing at the expiration of the Put Period (or, if no Repurchase Event shall have occurred, at the expiration of one year from the date on which the Option was first exercised) (the "Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell to the Company, all (but not less than all) the shares of Company Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has beneficial ownership at the time of such repurchase at a price per share equal to the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Company

                 Common Stock to be repurchased pursuant to this Section 8 being herein called the "Section 8 Repurchase Consideration"). The date on which the Company exercises its rights under this
                 Section 8 is referred to as the "Company Request Date." Notwithstanding the first sentence of this Section 8(a), the Grantee, within 30 days following the Company Request Date, may deliver (i) an Offeror's Notice pursuant to Section 10, in which case the provisions of Section 10 and not those of this
                 Section 8 shall control (unless the sale to a third Person contemplated thereby is not consummated) or (ii) a Registration Notice pursuant to Section 9 and sell the shares of Company Common Stock acquired or acquirable by the Grantee pursuant hereto pursuant to Section 9, in which case the provisions of Section 9 and not those of this Section 8 shall control (unless the sale under Section 9 is not consummated within 180 days after the effectiveness of such registration statement, which effectiveness shall have been continuous during the period) and the Grantee shall not have been required to discontinue any disposition of any shares as provided in Section 9. The Company's rights under this
                 Section 8 shall be suspended (and the Call Period shall be extended accordingly) during any period when the exercise of such rights would subject the Grantee to liability pursuant to
                 Section 16(b) of the Exchange Act by reason of the issuance of the Option, any adjustment pursuant to Section 6 hereof, the Grantee's purchase of shares of Company Common Stock hereunder or the Grantee's sale of shares pursuant to Section 7, 8, 9 or 10.

         b.               If the Company exercises its rights under this
                 Section 8 and the Grantee does not deliver an Offeror's Notice or, having delivered an Offeror's Notice, the Grantee does not sell the shares to a third Person pursuant thereto, the Company shall, within five business days after the expiration of the Grantee's right to deliver an Offeror's Notice or to sell the shares subject to an Offeror's Notice to a third Person, pay the Section 8 Repurchase Consideration in immediately available funds, and the Grantee shall surrender to the Company certificates evidencing the shares of Company Common Stock purchased hereunder, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 8, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Encumbrances.

9.               Registration Rights.

         a. The Company shall, if requested by the Grantee (a "Registration Notice") at any time and from time to time within two years of the first exercise of the Option (the "Registration Period"), as expeditiously as practicable, prepare, file and use reasonable efforts to cause to be made effective up to two registration statements under the Securities Act if such registration is necessary or desirable in order to permit the offering, sale and delivery by Grantee of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Company shall in no event be required to
                 (i) qualify to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify, or (ii) consent to service of process in any such jurisdiction. Without the Grantee's prior written consent which will not unreasonably be withheld, no other securities may be included in any such registration. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate in any one year period if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. Upon receipt of notice of the happening of any event as a result of which any registration statement, prospectus, prospectus supplement, or any document incorporated by reference in any of the foregoing, contains any untrue statement of material fact or fails or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Grantee shall forthwith discontinue the disposition of any shares or other securities under such registration statement, prospectus or prospectus supplement until the Grantee receives from the Company copies of an amended or supplemented registration statement, prospectus or supplement so that, as thereafter delivered to purchasers of such shares or other securities, such registration statement, prospectus or prospectus supplement shall not contain any untrue statement of material fact or fail or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. For purposes of determining whether two requests have been made under this
                 Section 9, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

         b. The expenses associated with the preparation and filing of any such registration statement pursuant to this
                 Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("Registration Expenses") shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; provided, however, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; and provided further that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration.

         c. The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account (other than any registration on Form S-8 or any successor form or in connection with any offering to employees of the Company or in connection with any employee, director or consultant benefit or compensation plan) or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 9, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by the Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

10. First Refusal. At any time after the first occurrence of an Exercise Event, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a bona fide binding offer, which is not subject to financing or other material conditions other than regulatory approvals, to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the

         Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within ten business days of the date of the acceptance of the offer (or such later date on which any conditions of such offer would have been reasonably satisfied or waived had the offer not been accepted by the Company) and the purchase price shall be paid to the Grantee in immediately available funds. If the Company shall fail or refuse to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within sixty days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence shall not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 10 shall not apply to (a) any disposition as a result of which the proposed transferee (together with the proposed transferee's affiliates) would own beneficially not more than 2% of the outstanding voting power of the Company, (b) any disposition of Company Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly owned subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

11. Listing. If the Company Common Stock or any other securities then subject to the Option are then listed on The Nasdaq National Market (or if Company Common Stock is not quoted on The Nasdaq National Market, on any other market comprising a part of The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on another trading market or exchange), the Company, upon the occurrence of an Exercise Event, shall promptly file an application to list on The Nasdaq National Market, such other market comprising a part of The Nasdaq Stock Market or such other trading market or exchange, as applicable, the shares of the Company Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

12. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

13. Standstill. Other than pursuant to the Agreement and Plan of Reorganization, following the occurrence of an Exercise Event and prior to the first anniversary of the date on which the Option is first exercised (the "Standstill Period"), without the prior written consent of the Company, the Grantee shall not, nor shall the Grantee permit its affiliates to, directly or indirectly, along or in concert or conjunction with any other person or group, in any manner acquire, agree to acquire or make any proposal to acquire, any Company Common Stock (other than pursuant to this Agreement or the Agreement and Plan of Reorganization) for a price per share of Company Common Stock that is less than $32.44; provided, however, that should any event that would be an Exercise Event under Section 4(b)(i) or
         (ii) or otherwise be a proposal for Another Motel Transaction occur during the Standstill Period, the restrictions on Grantee pursuant to this Section 13 shall not apply.

14.              Miscellaneous.

         a. Expenses. Except as otherwise provided in the Agreement and Plan of Reorganization or in Sections 7, 8 or 9 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         b. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         c.               Entire Agreement; No Third Party Beneficiary;
                 Severability. Except as otherwise set forth in the Agreement and Plan of Reorganization, this Agreement (including the Agreement and Plan of Reorganization and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         d. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the state of its incorporation.

         e. Descriptive Headings. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         f. Notices. Any notice to be given to any party hereto shall be in writing and shall be delivered by overnight courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid.

                 If to the Company to:

                          Boole & Babbage, Inc.
                          3131 Zanker Road
                          San Jose, CA  95134-1933
                          Attention:  Paul Newton
                          Facsimile:  (908) 526-3056

                 with a copy to:

                          Cooley Godward LLP
                          3000 El Camino Real
                          Palo Alto, CA  94306
                          Attention:  Alan Mendelson and Keith Flaum
                          Facsimile:  (650) 857-0663

                 If to Grantee to:

                          BMC Software, Inc.
                          2101 Citywest Blvd.
                          Houston, TX  77042-2827
                          Attention:  Tim Shen
                          Facsimile:  (713) 918-8000

                 with a copy to:

                          Vinson & Elkins L.L.P.
                          2300 First City Tower
                          1001 Fannin
                          Houston, TX  77002-6760
                          Attention:  John S. Watson
                          Facsimile:  (713) 615-5236

                 Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the fifth business day after so mailed, and any communication so addressed and if delivered by overnight courier or facsimile to such address shall be deemed to be received (i) in the case of delivery by overnight courier, on the second business day after such communication is delivered to the overnight courier service, and (ii) in the case of delivery by facsimile, upon delivery during normal business hours on any business day.

         g. Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not execute the same counterpart.

         h. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         i. Further Assurances. In the event of any exercise of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         j. Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          BOOLE & BABBAGE, INC.


                                          By:   /s/  Paul E. Newton
                                             ----------------------------------
                                              Name:   Paul E. Newton
                                              Title:  President and Chief
                                                      Executive Officer


                                          BMC SOFTWARE, INC.


                                          By:   /s/ Max P. Watson Jr.
                                             ----------------------------------
                                              Name:   Max P. Watson Jr.
                                              Title:  President